Franklin, Louisiana

FOR IMMEDIATE RELEASE

March 19, 2008

For More Information Contact:

Patrick Little

President and CEO

(337) 560-7151

TECHE HOLDING COMPANY ANNOUNCES STOCK REPURCHASE

NEW IBERIA, LA - Teche Holding Company (AMEX: TSH), the holding company for Teche Federal Bank, today announced it has repurchased 99,800 shares of its common stock in a single, privately negotiated, transaction for a purchase price of $29.55per share or approximately $2.9 million. As a result of this repurchase, the Company currently has approximately 2.1 million shares issued and outstanding. In addition, the Company announced that its Employee Stock Ownership Plan Trust (“ESOP”) purchased an additional 30,000 shares, increasing the ESOP’s total stock ownership to 245,420 shares or approximately 11.6%of total shares outstanding. The shares repurchased by the Company today are outside of, and exclusive of, the Company’s previously announced stock repurchase plan of up to approximately 3% or an additional 66,000 shares of the Company’s common stock announced in July 2007. There remain 64,600 shares to be repurchased under such repurchase program.

Any further repurchases by the Company will be made in accordance with the previously adopted plan and would be made, if at all, from time to time in open-market and/or privately negotiated transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company’s financial performance. Such repurchased shares will become treasury shares and will be utilized for general corporate and other purposes, including the issuances of shares to the Company’s stock benefit plans to mitigate the potentially dilutive effects of such plans. The ongoing repurchase program is expected to be completed within 9 months, at which time the Company may terminate or continue the program.

Teche Holding Company is the parent holding company of Teche Federal Bank, the fourth largest publicly owned bank in Louisiana. Teche Federal Bank operates through its main office and 19 branch offices throughout South Louisiana and serves over 50,000 customers. The Federal Deposit Insurance Corporation (FDIC) insures the Bank’s deposits up to legal maximum limits. Teche Holding Company’s common stock is traded on the American Stock Exchange under the symbol “TSH.”

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Teche Holding Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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